Exhibit 5.1

Schiff Hardin LLP 233 South Wacker Drive Suite 6600 Chicago, IL 60606
T 312.258.5500 F 312.258.5600
schiffhardin.com

December 13, 2018	Robert J. Minkus (312) 258.5584 rminkus@schiffhardin.com

NiSource Inc.

801 East 86th Avenue

Merrillville, Indiana 46410

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to NiSource Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $350,000,000 of the Company’s 3.650% Senior Notes due 2023 (the “Exchange Notes”) pursuant to a registration statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 13, 2018 (the “Registration Statement”). The Exchange Notes will be offered in exchange for the Company’s outstanding 3.650% Senior Notes due 2023 (the “Original Notes”), which were previously issued in an offering exempt from the registration requirements of the Securities Act.

The Exchange Notes will be issued pursuant to an Indenture dated as of November 14, 2000, by and between the Company and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank), as trustee, as supplemented by a First Supplemental Indenture dated as of November 14, 2000, a Second Supplemental Indenture dated as of November 30, 2017 and a Third Supplemental Indenture dated as of June 11, 2018 (the “Indenture”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

NiSource Inc.

December 13, 2018

In rendering the opinions in this letter we have assumed that each party to each of the documents executed or to be executed, other than the Company, (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute such documents to which it is a party and to perform its obligations thereunder, (c) has taken all necessary action to authorize execution of such documents on its behalf by the persons executing the same, (d) has properly executed and delivered, or will properly execute and deliver, each of such documents to which it is a party, and (e) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities necessary for such party to execute, deliver or perform its obligations under such documents to which it is a party. In addition, in rendering such opinions we have assumed, without independent investigation or verification, (i) that the execution and delivery of, and performance of its respective obligations under, the documents executed or to be executed by each party thereto, other than the Company, do not violate any law, rule, regulation, agreement or instrument binding upon such party, (ii) that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company, and (iii) except with respect to the laws, rules and regulations to which our opinion is limited (as described in paragraph B. below), that the execution and delivery by the Company of, and performance by it of its obligations under, such documents do not violate any law, rule, regulation, agreement or instrument binding upon the Company or require any consent or approval from or filing with any governmental authority.

We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that, when (i) the Registration Statement has become effective under the Securities Act and the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and have been duly issued and delivered by the Company in exchange for the Original Notes as contemplated by the Registration Statement, the Exchange Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the following qualifications:

NiSource Inc.

December 13, 2018

A.    The opinion expressed herein with respect to the legality, validity, binding nature and enforceability of the Exchange Notes is subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B.    The foregoing opinions are limited to the laws of the State of New York (excluding the “blue sky” laws of such state) and the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Robert J. Minkus
Robert J. Minkus